Exhibit 10.3

Execution Version

FORM OF LOCK-UP AND VESTING AGREEMENT

This Lock-Up and Vesting Agreement (this “Agreement”) is made and entered into as of [•], 2026 by and among Nth Cycle Holdings, Inc., a Delaware corporation (the “Company”) (formerly known as Kensington Capital Acquisition Corp. VI, a Cayman Islands exempted company, prior to its domestication as a Delaware corporation prior to the Closing), and Kensington Capital Sponsor VI LLC, a Delaware limited liability company (the “Sponsor”, and, together with any Person who hereafter becomes a party to this Agreement pursuant to Section 3 or Section 9 of this Agreement, the “Securityholders” and each, a “Securityholder”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined herein).

RECITALS:

WHEREAS, the Company is party to that certain Business Combination Agreement, dated as of July 21, 2026 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Homeland Merger Sub, Inc., a Delaware corporation, Homeland Merger Sub II, LLC, a Delaware limited liability company, Nth Cycle, Inc., a Delaware corporation (“Legacy Nth Cycle”), and, solely for the purposes of Section 6.21 thereof, Kensington Capital Sponsor VI LLC, a Delaware limited liability company, pursuant to which, among other things, the Company and Legacy Nth Cycle consummated a business combination (the “Business Combination”);

WHEREAS, immediately prior to the Business Combination, the Company transferred by way of continuation to and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Companies Act (as revised) of the Cayman Islands (the “Domestication”);

WHEREAS, prior to the Domestication the Sponsor owned, in aggregate, 9,857,142 Purchaser Class B Ordinary Shares;

WHEREAS, (i) immediately prior to the Domestication, each then issued and outstanding Purchaser Class B Ordinary Share was converted on a one-for-one basis into a Purchaser Class A Ordinary Share and (ii) in connection with the Domestication, each then issued and outstanding Purchaser Class A Ordinary Share was converted automatically, on a one-for-one basis, into a share of common stock of the Company, par value $0.0001 per share (the “Common Stock”), including 9,857,142 shares of Common Stock issued upon conversion of the Purchaser Class B Ordinary Shares (the 9,857,142 shares of Common Stock issued upon conversion of the Purchaser Class B Ordinary Shares, the “Lock-up Shares”);

WHEREAS, in connection with the Business Combination, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in the Company.

NOW, THEREFORE, in consideration of the premises set forth above, and the covenants and agreements contained in this Agreement, and for other consideration, the receipt and sufficiency of which is acknowledged and agreed to by the parties, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. For the purposes of this Agreement:

(i) The term “Change of Control” means a Purchaser Sale (as defined in the Business Combination Agreement).

(ii) The term “Insider Trading Policy” means the insider trading policy or equivalent policy of the Company, as amended from time to time.

(iii) The term “Lock-up Period” means the period beginning on the Closing Date and ending on the earlier of (A) one year after the consummation of the Business Combination and (B) the Lock-up Period Early Release Date; provided, however, that in no event will the Lock-up Period end prior to the date that is one hundred and eighty (180) days after the Closing Date. Notwithstanding the foregoing, in the event that a definitive agreement that contemplates a Change of Control is entered into after the Closing, the Lock-up Period for any Lock-up Shares shall automatically terminate immediately prior to the consummation of such Change of Control. For the avoidance of doubt, no Lock-up Shares shall be subject to lock-up from and after the date that is one year after the consummation of the Business Combination.

(iv) The term “Lock-up Period Early Release Date” means the date commencing at least one hundred and fifty (150) days after the Closing Date on which the last reported sale price of the Common Stock reported by Bloomberg (or if not available, by another authoritative source) equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any thirty- (30-) Trading Day period (the “Lock-up Period Early Release Trigger”); provided, however, the Company shall announce the date of the expected Lock-up Period Early Release Date through a major news service, or on a Form 8-K, at least two Trading Days in advance of the Lock-up Period Early Release Date.

2. Transfer Restrictions. Subject to the exceptions set forth herein, each Securityholder agrees not to, without the prior written consent of the board of directors of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Lock-up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-up Shares or (iii) take any action in furtherance of any of the matters described in the foregoing clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until the end of the Lock-up Period.

3. Permitted Transfers. The restrictions set forth in Section 2 shall not apply to:

(i) Transfers of any securities other than (a) the Lock-up Shares, or (b) any other equity security of the Company issued or issuable with respect to the Lock-up Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

(ii) Transfers to the Company’s officers or directors, any Affiliate or family member of any of the Company’s officers or directors, any members or partners of the Sponsor or their Affiliates or family members, any Affiliates of the Sponsor, or any employees of such Affiliates;

(iii) in the case of an individual, Transfers to any Affiliates or immediate family members of the Securityholder;

(iv) Transfers to any investment funds or vehicles controlled or managed by the Securityholder or any of its Affiliates;

(v) Transfers by gift to a trust or to a charitable organization;

(vi) in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of such individual;

(vii) in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(viii) in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the Securityholder and/or the Affiliates or immediate family members of the Securityholder are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(ix) Transfers to a nominee or custodian;

(x) Transfers in connection with any legal, regulatory or other order;

(xi) in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(xii) in the case of an entity, Transfers as part of a distribution to members, partners, shareholders or equityholders of the Securityholder;

(xiii) in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(xiv) the exercise of stock options to purchase shares of Common Stock or the vesting of stock awards relating to shares of Common Stock and any related Transfer of shares of Common Stock in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or (y) for the purpose of paying the exercise price of such options or for paying taxes due as a result of the exercise of such options, the vesting of such options or stock awards, or as a result of the vesting of such shares of Common Stock, it being understood that all shares of Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-up Period;

(xv) Transfers to the Company pursuant to any contractual arrangement in effect upon the consummation of the Business Combination that provides for the repurchase by the Company or forfeiture of Common Stock or other securities convertible into, or exercisable, redeemable or exchangeable for, Common Stock in connection with the termination of the Securityholder’s service to the Company;

(xvi) the entry, by the Securityholder, at any time after the consummation of the Business Combination, of any trading plan providing for the sale of shares of Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any shares of Common Stock during the Lock-up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-up Period;

(xvii) Transfers in the event of the completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; and

(xviii) Transfers to satisfy any U.S. federal, state, or local income tax obligations of a Securityholder (or its direct or indirect owners) arising from such Securityholder’s ownership (including prior to or after the Business Combination Agreement) of the Lock-up Shares or any interest in the Company, in each case solely and to the extent necessary to cover any tax liability as a direct result of such ownership of the Lock-up Shares or any interest in the Company;

provided, however, that in the case of clauses (ii) through (xiii), as a prerequisite to such Transfer, such permitted transferee(s) must enter into a joinder to this Agreement, substantially in the form of Exhibit A hereto (or another instrument in form and substance reasonably acceptable to the Company), in order to become a “Securityholder” for purposes of this Agreement. For purposes of this Section 3, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the Securityholder, and lineal descendant (including by adoption) of the Securityholder or of any of the foregoing persons.

4. Vesting of Sponsor Shares.

(i) General. The Sponsor agrees that, effective upon the Closing, 7,392,856 shares of Common Stock (the “Vesting Shares”), in each case, held by the Securityholders immediately following the Closing, shall be unvested and shall be subject to the vesting and forfeiture provisions set forth in this Section 4. In addition to, and without limiting, any restrictions on Transfers set forth in this Section 4 with respect to the Vesting Shares, each Securityholder agrees that he, she or it shall not, except pursuant to Section 3, Transfer any unvested Vesting Shares prior to the date such Vesting Shares become vested pursuant to this Section 4.

(ii) Vesting. The Vesting Shares shall be subject to vesting as follows:

1. With respect to 33% of the Vesting Shares, a number of Vesting Shares shall vest at Closing shall equal to (x) 33% of the Vesting Shares times (y) a fraction (the “Redemption Vesting Percentage”), (1) the numerator of which is the number of shares of Domesticated Purchaser Common Stock held by public stockholders that were not redeemed in connection with the Closing, and (2) the denominator of which is 23,000,000. Any portion of the Vesting Shares eligible to vest pursuant to clause 4(ii)(1) that does not vest upon the Closing (by reason of the Redemption Vesting Percentage being less than 100%) shall be immediately forfeited to the Company at the Closing for no consideration; and

2. 67% of the Vesting Shares shall vest and cease to be subject to forfeiture if at any time from and after the Closing through and until the date that is seven years after the Closing Date (the “Sponsor Vesting Period”) the last sale price of the Common Stock reported by Bloomberg (or if not available, by another authoritative source) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any thirty- (30-) Trading Day period. Notwithstanding the foregoing, in the event that the Company consummates a Change of Control after the Closing and prior to the expiration of the Sponsor Vesting Period, the Vesting Shares contemplated by this clause (2) shall immediately vest and cease to be subject to forfeiture.

For the avoidance of doubt, if the vesting condition applicable to more than one of Section 4(ii)(1) or Section 4(ii)(2) have been satisfied at any time, then all of the Vesting Shares subject to such satisfied vesting condition will immediately vest and no longer be subject to the forfeiture provided in this Section 4.

(iii) Any Vesting Shares that remain unvested at 5:00 p.m., New York City time on the last calendar day of the Sponsor Vesting Period shall be forfeited by the Sponsor to the Company, without any consideration for such Transfer and, thereafter, the Sponsor shall cease to have any right, title or interest in and to such forfeited Vesting Shares.

(iv) The trading price of the Common Stock referenced in Section 4(ii)(2) shall be equitably adjusted for any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Common Stock), reorganization, recapitalization, reclassification, combination, merger, sale or exchange of shares or other like change with respect to shares of Common Stock, occurring on or after the date hereof and prior to the time of any vesting of any Vesting Shares.

5. Termination. This Agreement shall terminate upon the earlier of (i) the expiration of the Lock-up Period, (ii) the consummation of a Change of Control and (iii) the liquidation of the Company.

6. Prohibited Transfers.

(i) In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

(ii) Each of the Securityholders party hereto agrees that, in addition to any legend imposed by applicable securities laws, the Lock-up Shares that are not also Vesting Shares shall, concurrently with the Closing, have the restrictive legend (and stop transfer orders shall be placed against the transfer thereof with the Company’s transfer agent) affixed to them as set forth below (and after the Lock-up Shares are no longer subject to restrictions on transfer, the Company shall upon the request of the holder thereof have the following legend removed:

THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS, IN EACH CASE, AS SET FORTH IN THE LOCK-UP AND VESTING AGREEMENT, DATED AS OF [•], BY AND AMONG [•] AND THE OTHER PARTIES’ SIGNATORIES THERETO AND MAY NOT BE TRANSFERRED WITHOUT THE EXPRESS INSTRUCTION OF THE COMPANY. A COPY OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(iii) Each of the Securityholders party hereto agrees that, in addition to any legend imposed by applicable securities laws, the Vesting Shares shall, concurrently with the Closing, have the restrictive legend (and stop transfer orders shall be placed against the transfer thereof with the Company’s transfer agent) affixed to them as set forth below (and after the Vesting Shares are no longer subject to forfeiture, the Company shall upon the request of the holder thereof have the following legend removed and, if they are Lock-up Shares, have the restrictive legend in clause (ii) affixed to them):

THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS, INCLUDING VESTING OR FORFEITURE, IN EACH CASE, AS SET FORTH IN THE LOCK-UP AND VESTING AGREEMENT, DATED AS OF [•], BY AND AMONG [•] AND THE OTHER PARTIES’ SIGNATORIES THERETO AND MAY NOT BE TRANSFERRED WITHOUT THE EXPRESS INSTRUCTION OF THE COMPANY. A COPY OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

7. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the parties hereto, and any assignment without such consent shall be null and void; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

8. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

9. Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 9.

10. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

12. Amendment. This Agreement may be amended, supplemented, modified or terminated only by execution of a written instrument signed by the Company and the Securityholders holding a majority of the aggregate number of shares of Common Stock then held by all Securityholders as to which this Agreement has not been terminated, executed in the same manner as this Agreement and which makes reference to this Agreement.

13. Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties with respect to the subject matter contained herein.

14. Counterparts. This Agreement (and any joinder to this Agreement) may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

15. Liability. The liability of any Securityholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Securityholder be liable for any other Securityholder’s breach of such other Securityholder’s obligations under this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each party hereto has caused this Lock-Up and Vesting Agreement to be signed and delivered as of the date first written above.

The Company:

NTH CYCLE HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Lock-up Agreement]

IN WITNESS WHEREOF, each party hereto has caused this Lock-Up and Vesting Agreement to be signed and delivered as of the date first written above.

The Securityholder:

KENSINGTON CAPITAL SPONSOR VI LLC

By:
Name:
Title:

[Signature Page to Lock-up Agreement]

EXHIBIT A

JOINDER TO LOCK-UP AND VESTING AGREEMENT

[•], 20__

Reference is made to the Lock-up and Vesting Agreement, dated as of [•], by and among Nth Cycle Holdings, Inc. (the “Company”) and the Securityholders (as defined therein) from time to time party thereto (as amended, supplemented or otherwise modified from time to time, the “Lockup Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lockup Agreement.

Each of the Company and the undersigned holder of equity interests in the Company (the “New Securityholder”) agrees that this Joinder to the Lockup Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

The New Securityholder hereby agrees to and does become party to the Lockup Agreement as a Securityholder. This Joinder shall serve as a counterpart signature page to the Lockup Agreement and by executing below, the New Securityholder is deemed to have executed the Lockup Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

NTH CYCLE HOLDINGS, INC.

By:
Name:
Title:

NEW SECURITYHOLDER:

[•]

By:
Name:
Title:

[Signature Page to Joinder to Lock-up Agreement]